Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the date executed below, by and between Professional Diversity Network, Inc. (the “Company”) and Larry Aichler, an individual (“Executive”).

Acknowledgements

Executive has been employed by the Company as Director of Finance (and Interim Chief Financial Officer) pursuant to an offer letter dated April 6, 2021 (the “Offer Letter”). The Company now desires to employ Executive, and Executive now desires to be employed by the Company, under the terms and conditions stated below, which supersede and replace the terms and conditions in the Offer Letter. In consideration of the mutual promises contained herein, the parties agree as follows:

Agreement

1. Employment.

a.	Executive will work for the Company in the position of Chief Financial Officer (CFO) commencing on September 1st, 2021 (the “Commencement Date”). Executive will render such services to the Company as are customarily performed by persons in similar executive capacities. Executive will report to the Company’s Chief Executive Officer as well as the Company’s Board of Directors.

b.	Executive agrees to devote Executive’s full business time and effort to the diligent and faithful performance of Executive’s duties as an employee of the Company. While Executive renders services to the Company, Executive will not engage in any other gainful employment without the written consent of the Company. In the performance of Executive’s duties, Executive shall comply with the policies of the Company as communicated in writing and that are applicable to all employees and in effect from time to time.

c.	Executive acknowledges that Executive is legally obligated to observe, and will discharge, a duty of loyalty to act in the Company’s best interests during Executive’s employment with the Company.

2. Compensation and Benefits.

a.	As compensation for Executive’s performance of services as an employee, the Company shall pay Executive a gross base salary at the annual rate of $160,000 after the Commencement Date, payable in accordance with the Company’s standard payroll practices (the “Base Salary”). The Base Salary may be adjusted by the Company from time to time in its discretion, and the Base Salary will be paid less applicable taxes and deductions. Except as otherwise expressly set forth in this Agreement, the Base Salary includes the total compensation for all work performed by Executive.

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b.	While employed by the Company, Executive will be entitled to an annual bonus in an amount to be determined by the Company in its sole discretion based on its assessment of the Company’s and Executive’s performance (such bonus amount will not exceed $80,000 annually. Any annual bonus will be paid less applicable taxes and deductions.

c.	While employed, Executive will remain eligible for all employee benefits currently available to the Company’s full-time employees, if any, subject to the terms and conditions of the plan documents and other Company policies. The Company reserves the right to change its benefit plans at any time.

d.	In accordance with the Offer Letter, the Company granted Executive 30,000 options to purchase shares of the Company’s Common Stock in accordance with a Nonqualified Stock Option Award dated June 14, 2021 (“Award”) under the Professional Diversity Network, Inc. 2013 Equity Compensation Plan (“Plan”). Generally, the Award will vest 1/3 (10,000 options) on June 14, 2022, 1/3 (10,000 options) on June 14, 2023, and 1/3 (10,000) on June 14, 2024, subject to Executive’s continued employment with the Company. Nothing in this Agreement impacts the continued validity of the Award which remains outstanding and subject to the terms of the Plan.

e.	Executive shall receive 25 days of Paid Time Off (PTO) per year, in accordance with the Company’s generally-applicable PTO policy.

f.	The Company will, in accordance with Company policies as they may exist and be amended from time to time, reimburse reasonable business expenses incurred by Executive in the performance of Executive’s duties.

g.	While employed, Executive shall be covered under the Company’s Director & Officer insurance policy, subject to the terms and conditions of that insurance policy and other Company policies. The Company reserves the right to change its Director & Office insurance policy at any time.

3. At-Will Employment.

a.	Executive’s employment with the Company is “at-will,” meaning that either Executive or the Company is entitled to terminate Executive’s employment at any time, with or without cause and with or without prior notice. Although Executive’s employment duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed by an express written agreement signed by Executive and a duly authorized representative of the Company.

b.	Upon the termination of Executive’s employment for any reason, no further payments will be due to Executive from the Company, except for Executive’s wages through Executive’s last day of employment and Executive’s accrued and unused vacation. The preceding sentence does not impact Executive’s right to any vested benefits under any retirement plan governed by the Employee Retirement Income Security Act (ERISA).

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c.	Upon the termination of Executive’s employment for any reason, Executive will immediately resign from any position Executive holds on the Board or any other positions held with any affiliates of the Company.

4. Protection of Confidential Information.

a.	Definition of Confidential Information. “Confidential Information” means: (i) all information that is known or intended to be known only by employees of the Company or by persons who are in a confidential relationship with the Company, including without limitation, trade secrets, proprietary information, customer information, and operating techniques, and including further any such Confidential Information relating to any customer, vendor, licensor, licensee or party transacting business with the Company; (ii) all information that the Company regards and treats as confidential and that is not generally known or accessible to competitors or other third parties not having a legitimate need to know, which has value to the Company and which, if disclosed, would result in competitive and business disadvantage to the Company; and (iii) the lists of the Company’s customers to the extent these are not available to the general public, as they may exist from time to time.

b.	Unauthorized Disclosure or Use. During Executive’s employment, the Company will make Confidential Information available to Executive. While Executive is employed with the Company and at all times after the last day of Executive’s employment with the Company (regardless of the reason that Executive’s employment ceases), Executive will not disclose any Confidential Information to any third party, or use any Confidential Information for Executive’s benefit or the benefit of any third party, unless: (i) Executive first secures the written consent of the Chief Executive Officer of the Company; (ii) the disclosure or use is required for Executive to perform Executive’s employment duties on behalf of the Company; or (iii) the disclosure is otherwise authorized as set forth herein. Executive acknowledges that nothing in this Agreement reduces Executive’s concurrent obligation to comply with applicable laws relating to trade secrets, confidential information, and unfair competition.

c.	Notwithstanding any other provision of this Agreement: (i) Executive is not in any way prohibited from reporting information to, or participating in any investigation or proceeding conducted by, the U.S. Securities and Exchange Commission (SEC) or any other federal, state, or local governmental agency or entity; and (ii) Executive is not in any way precluded from providing information in response to a valid subpoena, court order, or regulatory request.

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d.	Executive acknowledges the following disclosure, made pursuant to federal law, specifically 18 U.S.C. §1833(b):

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

Executive acknowledges and agrees that nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or to create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b).

e.	Return of Information. Upon termination of Executive’s employment with the Company or upon request by the Company (whichever occurs first), Executive will deliver to the Company the original and all copies of any and all Confidential Information that Executive has obtained, as well as any and all other documents, records, and property that are in Executive’s possession or control and that are the property of the Company or that relate to the business activities or customers of the Company, including any records, documents, or property created by Executive during Executive’s employment with the Company. Executive will attend an exit interview on the last day of Executive’s employment with the Company to ensure full compliance with the terms of this Agreement.

5. Patents and Copyrights.

a.	The term “Protected Information” shall include information of any nature and in any form, whether or not generated by Executive in the course of Executive’s duties, which is not generally known to those persons engaged in businesses similar to those conducted or contemplated by the Company and which relates to any one or more of the aspects of the Company’s business, including, but not limited to: patents and patent applications; copyrights and copyright applications; inventions and improvements, whether patentable or not; research and development projects, new or proposed products or designs and formulas therefor; writings and any other works fixed in any tangible medium, whether copyrightable or not; development projects; machines; methods, policies, processes, formulas, techniques, and know-how; data, data bases, computer designs, computer programs whether embodied in source or object code, computer languages or formats and other facts relating to design, construction, development, utilization or servicing of machines or programs or relating to materials for machines and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists; and other trade secrets.

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b.	The Company shall have all rights including international priority rights in: all Protected Information as defined in Paragraph 5.a. hereof, ideas, inventions, improvements, developments and discoveries, whether or not patentable, including any copyright interests therein, which Executive authors, conceives or makes, either solely or jointly with others during Executive’s employment with the Company (herein called “Inventions”) which: (i) relate to any subject matter with which Executive’s work for the Company may be concerned; or (ii) relate to the business products or services or actual or demonstrably anticipated research or development projects of the Company; or (iii) involved the use of the time, equipment, materials or facilities of the Company; or (iv) relate or are applicable to any phase of the Company’s business. To the extent that any Inventions are eligible to be “works made for hire,” such Inventions are hereby agreed to be “works made for hire.” To the extent that for any reason any Invention is not a work made for hire, Executive hereby assigns all right, title and interest therein to the Company. Further, Executive agrees to execute all documents and to take all actions as may be necessary in order to assign and transfer to the Company all rights and title in the property and proprietary rights in and to Inventions.

c.

Subject to any other agreement between the Company and Executive regarding Executive’s prior inventions, developments, discoveries or writings, the Company shall have no rights in Inventions made or conceived by Executive prior to Executive’s employment with the Company that are: (i) embodied in a United States Letters Patent, Copyright Registration or an application for United States Letters Patent or Copyright Registration filed prior to the commencement of the Executive’s employment with Company; or (ii) owned by a former employer prior to Executive’s employment by the Company; or (iii) disclosed in detail in a writing attached hereto or provided to the Company within one week of the execution hereof, which shall be incorporated by reference herein. The acceptance of such disclosure by the Company shall not create a confidential relationship.

In addition to the foregoing, the Company shall have no rights in any inventions made or conceived by Executive that do not involve any equipment, supplies, facilities, or trade secret information of the Company and which are developed entirely on Executive’s own time unless: (i) the invention relates to the business, products or services of the Company; or (ii) the invention relates to actual or demonstrably anticipated research or development projects of the Company; or (iii) the invention results from any services or work performed by Executive for the Company.

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d.	Executive will disclose promptly in writing to the Company, subject to the limitations of Paragraph 5.c. hereof, all Inventions whether or not patentable or copyrightable, made or conceived during Executive’s employment with the Company, whether or not during regular working hours and, if based on Protected Information as defined in Paragraph 5.a. hereof, within one year thereafter, if Inventions relate to either: (i) the subject of Executive’s work for the Company; or (ii) products, projects, programs or business of the Company of which Executive had knowledge in the course of Executive’s work or otherwise; or (iii) any business of the Company undertaken or in actual or anticipated research and development during Executive’s employment.

e.	Executive shall maintain for disclosure to the Company complete written records, including, where appropriate, laboratory books, of all Inventions. Such records shall bear dates and signatures and show: (i) the full nature thereof; and (ii) the critical dates pertaining to conception, development, reduction to practice, and embodiment in a tangible form. Such records shall be the sole property of and be readily available to the Company.

f.	Executive shall, during Executive’s employment and thereafter, at the request of the Company and without expense to Executive: (i) cooperate in the procurement, in the name of Company, of domestic and foreign patent, utility model, design and copyright protection to cover Inventions, including the execution of domestic, foreign, divisional, continuation and reissue applications for letters patent, utility models, designs and copyright registrations and full assignments thereof; and (ii) execute all documents, make all rightful oaths, testify in all proceedings in government offices or in the courts concerning Inventions, and generally do everything lawfully possible in any controversy or otherwise to aid the Company to obtain, enjoy and enforce proper protection of such property.

6. Non-Disparagement. During Executive’s employment and at any time after the termination of Executive’s employment with the Company, Executive shall not make statements about the Company or engage in conduct that could reasonably be expected to adversely affect the Company’s reputation or business, except as may be allowed by law or by this Agreement.

7. Non-Competition. In consideration of the mutual promises contained in this Agreement, including the Company’s agreement to employ Executive pursuant to the terms herein and the Company’s promise to provide Executive with access to Confidential Information, and in recognition that the services to be rendered to the Company by Executive are of special and unique character, Executive agrees that, while employed by the Company and for a period of one year following the termination of Executive’s employment with the Company for any reason, Executive shall not directly or indirectly:

a.	render services of a business, professional, or commercial nature (whether for compensation or otherwise) to any person or entity that provides or markets services or products that are competitive with those services or products provided by the Company (“Competitive Services”) where: (i) the services provided by Executive would be the same or similar to the services that Executive rendered for the Company or would allow such person or entity to benefit from Executive’s knowledge of the Company’s Confidential Information; or (ii) Executive’s role with such person or entity would result in the inevitable or likely disclosure of the Company’s Confidential Information to such person or entity; or

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b.	engage in any other act in any circumstance in which Executive’s knowledge of the Company’s Confidential Information may reasonably be expected to benefit any person or entity (other than the Company) that participates or assists in selling, attempting to sell, or planning to sell any Competitive Services.

Furthermore, while employed by the Company, Executive shall not directly or indirectly render services of a business, professional, or commercial nature (whether for compensation or otherwise) to any person or entity that provides or markets Competitive Services. The restrictions contained in this Paragraph 7 are in addition to, and not in lieu of, other restrictions on the disclosure and use of Confidential Information or trade secrets contained in this Agreement and contained in applicable law. Executive recognizes and agrees that the restrictions in this Paragraph 7 are reasonable and appropriate to ensure that Executive will adhere to Executive’s promise in Paragraph 4 not to disclose the Confidential Information that the Company has promised to provide Executive. Executive also recognizes and agrees that the restrictions in this Paragraph 7 are also reasonable and appropriate to protect the Company’s other legitimate business interests. The geographic scope of the restrictions in Paragraph 7 includes any state in the United States in which the Company is engaged in efforts to market its products or services or has engaged in efforts to market its products or services within the two-year period immediately preceding the termination of Executive’s employment.

8. Non-Solicitation of Customers. In consideration of the mutual promises contained in this Agreement, including the Company’s agreement to employ Executive pursuant to the terms herein and promise to provide Executive with access to Confidential Information, and in recognition that the services to be rendered to the Company by Executive are of special and unique character, Executive agrees that, while employed by the Company and for a period of one year following the termination of Executive’s employment with the Company for any reason, Executive shall not, either alone or in association with others, whether as a proprietor, partner, director, officer, agent, employee, sales representative, consultant or otherwise, directly or indirectly solicit, or cause or authorize to be solicited, any person, firm or corporation that is a customer of the Company, unless the purpose of such solicitation is unrelated to the providing of goods or services of a type that is the same or similar to the goods or services offered by the Company (and except for any solicitations on behalf of the Company while Executive employed by the Company). Executive recognizes and agrees that the restrictions in this Paragraph 8 are reasonable and appropriate to protect the Company’s legitimate business interests, including its interest in protecting its customer relationships, which have been developed by the Company over a considerable time and at considerable expense. The geographic scope of the restrictions in this Paragraph 8 includes any state in the United States in which the Company is engaged in efforts to market its products or services or has engaged in efforts to market its products or services within the two-year period immediately preceding the last day of Executive’s employment with the Company.

9. Non-Solicitation of Employees. While employed by the Company and for a period of one year after the last day of Executive’s employment with the Company (regardless of the reason that such employment ceases), Executive will not directly or indirectly solicit any employee of the Company to end his or her employment with the Company or to become an employee or contractor of another entity.

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10. Future Employment. Prior to accepting any employment or other engagement with any third party, Executive agrees, and Executive authorizes the Company, to inform that third party of the existence and terms of this Agreement and to provide that third party with a copy of this Agreement.

11. Representations of Executive. Executive represents and warrants that: (a) Executive’s employment with the Company does not violate Executive’s obligations to any of Executive’s former employers, including, but not limited to, any non-competition obligations; (b) that Executive’s entering into this Agreement does not violate Executive’s legal obligations to any other party; and (c) Executive does not possess any document of a secret, confidential or proprietary nature regarding the business of any of Executive’s former employers (whether in hard copy or electronic form). Executive will not use in performing services for the Company or disclose to any person associated with the Company any information that Executive learned during Executive’s employment with any of Executive’s former employers that is or may reasonably be construed to be secret, confidential or proprietary information of those employers or that Executive otherwise has reason to know is subject to a duty of confidentiality that Executive owes to any former employers.

12. Compliance with Internal Revenue Code Section 409A. To the extent applicable, the parties intend that this Agreement comply with the provisions of Internal Revenue Code (the “Code”) section 409A in order to avoid any penalty sanctions under that section. Accordingly, notwithstanding anything to the contrary in this Agreement, this Agreement and the payments and benefits hereunder shall be subject to the provisions set forth below:

a.	This Agreement shall be construed, administered, and governed in a manner consistent with this intent. Any provision that would cause any amount payable or benefit provided under this Agreement to be includable in the gross income of Executive under Code section 409A(a)(1) shall have no force and effect unless and until amended to cause such amount or benefit to not be so includable. Such amendment (i) may be retroactive to the extent permitted by Code section 409A and (i) may be made by the Company without the consent of Executive, provided that any such amendment shall preserve to the maximum extent possible the economic benefits for Executive contemplated in this Agreement (taking into account the time value of money).

b.	Payments and benefits hereunder upon Executive’s termination of employment with the Company that constitute deferred compensation under Code section 409A payable shall be paid or provided only at the time of a termination of Executive’s employment which constitutes a “separation from service” within the meaning of Code section 409A (subject to a possible six-month delay pursuant to the next paragraph).

c.	To the extent that Executive is a “specified employee” at the time of Executive’s “separation from service” (in each case within the meaning of Code section 409A), then any payments hereunder that are subject to Code section 409A that would otherwise be paid during the six-month period commencing on the date of Executive’s separation from service shall be accumulated and paid on the first business day following the end of such six-month period.

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d.	For purposes of Code section 409A, the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments so that each payment hereunder is designated as a separate payment for purposes of Code section 409A.

e.	All reimbursements and in kind benefits provided under this Agreement, shall be made or provided in accordance with the requirements of Code section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

f.	References in this Agreement to Code section 409A include both that section of the Code itself and any guidance promulgated thereunder.

13. Miscellaneous.

a.	The terms and conditions contained in this Agreement are personal to Executive.

b.	No waiver by either party hereto of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No such waiver shall be enforceable unless expressed in a written instrument executed by the party against whom enforcement is sought.

c.	This Agreement contains all the terms of Executive’s employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between Executive and the Company on this subject. This Agreement expressly supersedes the Offer Letter. This Agreement may not be amended or modified except by an express written agreement signed by Executive and a duly authorized officer of the Company.

d.	Executive agrees that the provisions and restrictions contained in Paragraphs 4 through 9 of this Agreement are necessary to protect the legitimate business interests of the Company. Any actual or threatened breach of these provisions will result in irreparable injury to the Company for which a remedy at law would be inadequate. In addition to any relief at law that may be available to the Company for such breach, and regardless of any other provision contained in the Agreement, the Company will be entitled to such injunctive and other equitable relief as a court may grant after considering the intent of this Agreement, without any need to post a bond.

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e.	This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Executive and Executive’s heirs, executors, administrators, and legal representatives.

f.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

g.	This Agreement has been jointly drafted by the respective representatives of the Company and Executive and no party shall be considered as being responsible for such drafting for the purpose of applying any rule construing ambiguities against the drafter or otherwise. No draft of this Agreement shall be taken into account in construing this Agreement.

h.	If a court determines that certain provisions of this Agreement are illegal, excessively broad or otherwise unenforceable, then this Agreement will be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such illegal, overbroad or otherwise unenforceable provisions will be deemed, without further action on the part of any person, to be modified, amended, and/or limited to the limited extent necessary to render the same valid and enforceable in such jurisdiction.

i.	If the Company must resort to legal action as a result of a breach by Executive of any of the provisions of Paragraphs 4 through 9 of this Agreement, and if the Company proves to a court that Executive has breached any of the provisions of those Paragraphs, the Company shall be entitled to recover from Executive its reasonable attorneys’ fees and costs incurred in proving such breach.

j.	This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to conflicts-of-laws principles. The parties agree to the exclusive jurisdiction of the state and federal courts in the State of Illinois for the resolution of any disputes arising out of this Agreement.

k.	The provisions of this Agreement that are intended to survive its termination and the termination of Executive’s employment, including without limitation Paragraphs 3.c., 4, 5, 6, 7, 8, 9, 10, 12, and 13 of this Agreement, shall survive and continue after the termination of this Agreement and the termination of Executive’s employment.

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Hereby accepted and agreed,

Larry Aichler	Professional Diversity Network, Inc.

Signature:	Signature:
	Name:	Michael Belsky
Address:	Title:	Chair of Compensation Committee

Date:	Date: August 26, 2021

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